CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated August 11, 1998 relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of Colonial Money Market Fund, a series of Colonial Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Information for the Colonial Fund" and "Financial Statements" in the Prospectus, which also constitutes part of this Registration Statement.




PricewaterhouseCoopers LLP
Boston, Massachusetts
December 16, 1998